Exhibit 99.1

ENER1’s EnerDel Subsidiary Receives Office of Naval Research Grant
for Lithium Ion Battery Development for Asset Tracking

FORT LAUDERDALE, FL, May 22, 2007, Ener1, Inc. (OTCBB: ENEI), an alternative energy company, announced that its EnerDel subsidiary has been awarded a research grant from the Office of Naval Research (ONR) in the amount of $853,000 to develop a lithium ion battery system for use in asset tracking applications. The primary goal of the project is to develop a battery system that will operate at minus 40 degrees Celsius. The project will be monitored, evaluated and tested by ONR and the Naval Surface Warfare Center (NSWC) Crane. The project is scheduled for completion by the end of March 2008.

In addition, Congress has approved additional defense department appropriations for EnerDel research grants totaling approximately $4.4 million net. Projects under these grants will commence after formal detail project review and approval by the appropriate Department of Defense agencies, which is not expected before the end of the third quarter of calendar 2007.

Subhash Dhar, President of Ener1 Inc., commented “This project is synergistic with EnerDel’s business activities and will benefit from EnerDel’s experienced engineering team, whose main task will be to integrate electronic controls, a heating element and battery pack system design to provide a low temperature battery system solution to the ONR. We look forward to the timely completion of this project and the opportunities this technology could present for future business at EnerDel.”

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About Ener1, Inc.

Ener1, Inc. (OTCBB:ENEI) is an alternative energy technology company that is developing 1) lithium ion batteries for hybrid electric vehicles (HEV) at its 80.5% owned EnerDel subsidiary through corporate ventures and strategic partnerships with Delphi, ITOCHU and EnerStruct, 2) commercial fuel cell products through its EnerFuel subsidiary, and 3) nanotechnology-based materials and manufacturing processes for batteries and other applications at its NanoEner subsidiary. For more information, visit http://www.ener1.com and http://www.enerdel.com or call 954-556-4020.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995 conveying management expectations as to the future based on plans, estimates and projections at the time the statements are made. The forward-looking statements contained in this press release involve risks and uncertainties, including, but not necessarily limited to: EnerDel’s ability to succeed as a supplier of batteries to the hybrid electric vehicle and other markets; and Ener1’s ability to successfully develop and market proposed lithium battery, fuel cell and nanotechnology-based products and services; the degree of competition in the markets for lithium battery, fuel cell and nanotechnology-based products and services; Ener1’s history of operating losses; the lack of operating history for the development stage Ener1 businesses; the immediate need for substantial additional capital; the dependency upon key personnel; and other risks detailed in filings made from time to time with the Securities and Exchange Commission. These risks and uncertainties could cause actual results or performance to differ materially from any future results or performance expressed or implied in the forward-looking statements included in this release. There can be no assurance that EnerDel will enter into additional contracts for delivery of Li ion battery samples, or that the companies to which battery samples will be delivered will order batteries from EnerDel. Ener1 undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

For further details contact:	For media inquiries:
Jerry Herlihy Ener1, Inc. T: (954) 556-4020 e-mail: jherlihy@ener1.com	Victor Webb/Madlene Olson Marston Webb International T: (212) 684-6601 e-mail: marwebint@cs.com